UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2014

MEDICINOVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33185	33-0927979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4275 Executive Square, Suite 650

La Jolla, CA 92037

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 373-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 8, 2014, the Board of Directors of MediciNova, Inc. (the “Company”) appointed Ms. Esther van den Boom, owner of the accounting services firm of van den Boom & Associates, LLC (“van den Boom & Associates”), to serve as Chief Financial Officer of the Company. In connection with Ms. van den Boom’s appointment as Chief Financial Officer, the Company entered into an engagement agreement with van den Boom & Associates, effective April 8, 2014, for the provision of Ms. van den Boom’s services (the “Engagement Agreement”). The Company will pay van den Boom & Associates at the rate of $225 per hour for Ms. van den Boom’s services under the Engagement Agreement. The Engagement Agreement requires that the Company indemnify van den Boom & Associates in connection with the performance of its services. The Engagement Agreement has an initial term expiring on March 31, 2015, subject to termination according with its terms.

The foregoing description of the Engagement Agreement does not purport to be complete and is qualified in its entirety by reference to the Engagement Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed in Item 1.01 above, on April 8, 2014, the Board of Directors of the Company appointed Ms. van den Boom as Chief Financial Officer of the Company. She will also serve as the Company’s principal financial officer and principal accounting officer. Yuichi Iwaki, M.D., Ph.D., President and Chief Executive of the Company, resigned as the Company’s Acting Chief Financial Officer and ceased serving as its principal financial officer and principal accounting officer effective as of Ms. van den Boom’s appointment. Reference is made to the disclosure in Item 1.01 above for the terms of the Engagement Agreement pursuant to which Ms. van den Boom’s services are provided.

Ms. van den Boom, age 34, has been the owner of van den Boom & Associates (formerly Mead van den Boom & Associates), an accounting services firm that provides accounting and finance services to public and private companies, since April 2013. She has experience working with public companies both in the biotechnology and technology industries and assisting such companies with complex accounting and auditing matters. Prior to starting van den Boom & Associates, Ms. van den Boom spent nine years with Ernst & Young LLP as a Senior Manager in their audit practice where she assisted public and private biotechnology companies. Ms. van den Boom received a B.A. in Economics from University of California, San Diego and a M.S. in Accountancy from San Diego State University and is a licensed CPA.

On April 8, 2014, the Board of Directors of the Company appointed Mr. Yoshio Ishizaka as a Class III director to fill the vacancy in that director seat. Mr. Ishizaka has not been appointed as a member of any committees of the Board of Directors at this time.

In connection with his appointment as a member of the Board of Directors, Mr. Ishizaka received a fully vested and immediately exercisable non-statutory stock option grant to purchase 15,000 shares of the Company’s common stock with an exercise price equal to the fair market value of the common stock as of April 8, 2014. Mr. Ishizaka will also receive annual cash compensation as a non-employee member of the Board of Directors, and has elected to receive a reduced amount of $10,000 (instead of the $40,000 standard annual compensation amount), payable in equal quarterly installments in arrears.

There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which either Ms. van den Boom or Mr. Ishizaka had, or will have, a direct or indirect material interest.

Additional information about Ms. van den Boom and Mr. Ishizaka can be found in the press releases issued by the Company on April 8, 2014, copies of which are attached hereto as Exhibits 99.1 and 99.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Engagement Agreement, effective April 8, 2014, by and between MediciNova, Inc. and van den Boom & Associates, LLC.

99.1	Press release issued by MediciNova, Inc. on April 8, 2014 regarding director appointment.

99.2	Press release issued by MediciNova, Inc. on April 8, 2014 regarding Chief Financial Officer appointment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICINOVA, INC.

Dated: April 9, 2014	By:	/s/ Yuichi Iwaki
Yuichi Iwaki, M.D., Ph.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Engagement Agreement, effective April 8, 2014, by and between MediciNova, Inc. and van den Boom & Associates, LLC.

99.1	Press release issued by MediciNova, Inc. on April 8, 2014 regarding director appointment.

99.2	Press release issued by MediciNova, Inc. on April 8, 2014 regarding Chief Financial Officer appointment.